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                                                                    EXHIBIT 99.1

   IVAX AGREES TO LAUNCH CASH TENDER OFFER FOR CHILEAN PHARMACEUTICAL COMPANY

MIAMI--(BUSINESS WIRE)--May 21, 2001--IVAX Corporation (AMEX:IVX - NEWS) has entered into an agreement with Comercial e Inversiones Portfolio Limitada and Inversiones Portfolio S.A. (collectively, "Portfolio"), the largest shareholders of Laboratorio Chile S.A., to make a cash tender offer for all of the common stock of Laboratorio Chile, a pharmaceutical company having common stock traded on the Santiago exchange (Bolsa de Comercio de Santiago: LabChile) and American Depositary Receipts ("ADRs") traded on the New York Stock Exchange (NYSE:LBC -
NEWS). Portfolio has agreed to tender its shares to IVAX in the tender offer, which will soon be launched simultaneously in Chile and in the United States at a price of US$1.25 per share, or US$25.00 per ADR.

"Laboratorio Chile is the largest Chilean pharmaceutical company and among the major pharmaceutical companies in Argentina and Peru, having reported revenues over US$173 million in 2000," said IVAX Chairman and Chief Executive Officer, Phillip Frost, M.D. "Assuming that the tender offer is successful, we expect the acquisition to be immediately accretive to IVAX, and it fits well with our strategy of expanding in rapidly growing, important pharmaceutical markets." "Laboratorio Chile manufactures and markets a broad line of more than 900 branded and brand equivalent products in Chile, Argentina and Peru," said Neil Flanzraich, vice-chairman and president of IVAX Corporation. "Its main therapeutic areas include respiratory and antibiotic products, and it also has strong franchises in the cardiovascular, neurology and gynecology markets. When it is concluded, the acquisition of Laboratorio Chile will be a major milestone in achieving IVAX' strategic objective to become a major factor in Latin America, where we already have companies in Argentina, Mexico, Peru, Uruguay and Venezuela. Laboratorio Chile's strength in both production and marketing also makes it an excellent platform from which to launch IVAX' present and future proprietary and brand equivalent pharmaceutical products."

Laboratorio Chile is the only Latin American pharmaceutical company with ADRs traded on the New York Stock Exchange. If 100% of the common stock and ADRs of Laboratorio Chile is acquired in the tender, IVAX will pay approximately US$395 million in cash. Commencement and completion of the cash tender offer are subject to certain conditions.

Merrill Lynch & Co. and UBS Warburg are acting as advisors to IVAX Corporation in this transaction.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Laboratorio Chile.

At the time the offer is commenced, IVAX will file a Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) with the U.S. Securities and Exchange Commission ("SEC"). IVAX will also file tender offer documents (in Spanish) in Chile.

The offer to purchase, the related letter of transmittal and certain other documents will be made available to all shareholders of Laboratorio Chile, at no expense to them. The Tender Offer Statement (including the offer to purchase, the related letter of transmittal and all other offer documents filed with the
SEC) will also be available at no charge at the SEC's website at www.sec.gov.




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The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Chilean tender offer documents will contain important information that should be read carefully before any decision is made with respect to the offer.

IVAX Corporation, headquartered in Miami, Florida, is engaged in the research, development, manufacturing, and marketing of branded and generic pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.

Except for the historical matters contained herein, statements in this press release are forward-looking. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect IVAX' business and prospects, including the risks that the tender offer for Laboratorio Chile may not be launched or may not be completed, or if completed may not result in the purchase of a majority of the outstanding shares; that the acquisition of Laboratorio Chile may not be completed; that the earnings and profits of Laboratorio Chile may not continue to grow or may decline and may not be accretive to IVAX; that economic instability, political instability, and/or currency fluctuation, and other risks associated with operations in emerging markets may reduce the profitability of the pharmaceutical markets in which Laboratorio Chile operates; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in the Company's Annual Report on form 10K and other filings with the Securities and Exchange Commission.


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         CONTACT:

     IVAX Corporation, Miami
     Tabitha H. Licea, 305/575-6043
     Investor Relations
     www.ivax.com